Exhibit 8.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

March 22, 2012

ACCO Brands Corporation

300 Tower Parkway

Lincolnshire, IL 60069

RE: Monaco SpinCo Inc. Mergers

Ladies and Gentlemen:

We have acted as counsel to ACCO Brands Corporation, a Delaware corporation (“ACCO”), in connection with: (i) the acquisition, by ACCO, of all of the common shares of Monaco SpinCo Inc., a Delaware corporation (“Spinco”), in exchange for common shares of ACCO, with cash paid in lieu of fractional shares (the “Merger”) pursuant to the Agreement and Plan of Merger, dated as of November 17, 2011, by and among MeadWestvaco Corporation, a Delaware corporation (“MWV”), Spinco, ACCO, and Augusta Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), as amended on March 19, 2012 and as further amended through the date hereof (the “Merger Agreement”); and (ii) the merger of Spinco with and into Mead Products LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of ACCO (“Mead Products”), immediately following the Effective Time in the manner contemplated by the Merger Agreement (the “LLC Merger” and, together with the Merger, the “Mergers”). This opinion is being furnished to you in connection with the effectiveness of the Registration Statement (as defined below). All capitalized terms used but not described herein shall have the meanings ascribed to them in the Merger Agreement.

ACCO Brands Corporation

March 22, 2012

In connection with our opinion, we have reviewed (i) originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, (ii) the registration statement on Form S-4 filed by ACCO with the Securities and Exchange Commission on January 3, 2012, as amended on February 13, 2012 and March 12, 2012, and as further amended through the date hereof (the “Registration Statement”) and (iii) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have assumed that the Merger will be consummated in accordance with the Merger Agreement, the Registration Statement and such other documents, certificates and records, and that the LLC Merger will occur immediately following the Effective Time, in the manner contemplated by the Merger Agreement and as described in the Registration Statement.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, electronic or photostatic copies and the authenticity of the originals of such latter documents.

In rendering our opinion, we have also relied upon statements and representations of officers and other representatives of ACCO, Merger Sub, Mead Products, MWV and Spinco, including factual statements and representations set forth in officers’ certificates dated the date hereof from officers of ACCO, Merger Sub, Mead Products, MWV and Spinco (the “Representation Letters”) and have assumed that such statements and representations are and will continue to be correct as of the Effective Time and the effective time of the LLC Merger without regard to any qualification as to knowledge or belief. We have also relied on the accuracy and completeness of all the facts, information, covenants, representations, warranties and agreements contained in (i) the request for rulings submitted by MWV to the Internal Revenue Service (the “Service”) on December 13, 2011, including the exhibits attached thereto (the “Ruling Request”), as modified by the supplemental submission submitted to the Service on March 9, 2012 (the “Supplement”) and (ii) such other documents and records as we have deemed necessary or appropriate as a basis for the opinion set forth below. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants, representations, warranties and agreements set forth or made in the documents referred to above and the statements, representations, covenants and agreements made by ACCO, Merger Sub, Mead Products, MWV and Spinco, including those set forth in the Representation Letters, the Ruling Request and the Supplement to the Service, to us, or otherwise relating to the Merger and LLC Merger. We have also assumed that the Representation Letters will be re-executed by appropriate officers, and that we will render our opinion pursuant to Section 9.3(d) of the Merger Agreement, as of the Closing Date.

ACCO Brands Corporation

March 22, 2012

In rendering our opinion, we have relied on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, judicial authorities, published positions of the Service and such other authorities as we have considered relevant, all as in effect as of the date of this opinion and all of which are subject to differing interpretations or change at any time (possibly with retroactive effect). A change in the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Merger Agreement, the Representation Letters, the Ruling Request or the Supplement could affect our conclusions. An opinion of counsel is not binding on the Service or any court. No assurance can be given that the Service would not assert, or that a court would not sustain, a position contrary to this opinion.

Based upon and subject to the foregoing, we are of the opinion that under current U.S. federal income tax law:

1. the Merger and the LLC Merger, taken together, will be treated as a reorganization within the meaning of Section 368(a) of the Code;

2. the Spinco stockholders will recognize no gain or loss on their receipt of shares of ACCO common stock (including any fractional share interests deemed received) solely in exchange for shares of Spinco common stock in connection with the Mergers;

3. the Spinco stockholders’ tax basis in the shares of ACCO common stock received in the Merger (including any fractional share interests deemed received) will be the same as their tax basis in the shares of Spinco common stock surrendered in exchange therefor; and

4. the receipt by the Spinco stockholders of cash in lieu of fractional shares of ACCO common stock will be treated for U.S. federal income tax purposes as if the fractional shares had been distributed to Spinco stockholders in connection with the Mergers and then had been disposed of by such stockholders for the amount of such cash in a sale or exchange pursuant to which gain or loss is recognized under section 1001 of the Code.

ACCO Brands Corporation

March 22, 2012

Except as set forth above, we express no other opinion. This opinion is being delivered prior to the consummation of the Merger and the LLC Merger and therefore is prospective and dependent upon future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

We are furnishing this opinion solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the use of our name in the Registration Statement under the headings “Summary – The Transactions – Conditions to the Merger,” “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SEPARATION, THE DISTRIBUTION AND THE MERGERS – The Mergers” and “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP